Exhibit 99.2

AUDITORS’ REPORT ON FINANCIAL STATEMENTS

To the Shareholders of

Desperdicios de Papel Del Norte, S.L.:

1.	We have audited the financial statements of Desperdicios de Papel Del Norte, S.L. comprising the balance sheet at 31 December 2007 and the related income statement and notes to the financial statements for the year then ended. The preparation of these financial statements is the responsibility of the Company’s directors. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit work performed in accordance with generally accepted auditing standards, which require examination, by means of selective tests, of the evidence supporting the financial statements and evaluation of their presentation, of the accounting policies applied and of the estimates made.

2.	As required by Spanish corporate and commercial law, for comparison purposes the directors present, in addition to the 2007 figures for each item in the balance sheet, income statement and statement of changes in financial position, the figures for 2006. Our opinion refers only to the 2007 financial statements. On 29 March 2007, we issued our auditors’ report on the 2006 financial statements, in which we expressed a favourable opinion.

3.	In our opinion, the accompanying financial statements for 2007 present fairly, in all material respects, the net worth and financial position of Desperdicios de Papel Del Norte, S.L. at 31 December 2007 and the results of its operations and the funds obtained and applied by it in the year then ended, and contain the required information, sufficient for their proper interpretation and comprehension, in conformity with generally accepted accounting principles and standards applied on a basis consistent with that of the preceding year.

4.	The accompanying directors’ report for 2007 contains the explanations which the directors consider appropriate about the Company’s situation, the evolution of its business and other matters, but is not an integral part of the financial statements. We have checked that the accounting information in the directors’ report is consistent with that contained in the financial statements for 2007. Our work as auditors was confined to checking the directors’ report with the aforementioned scope, and did not include a review of any information other than that drawn from the Company’s accounting records.

Plancontrol Auditores y consultores, S.L.

Registered in ROAC under no. S1266

Manuel Indarte Latorre

27 March 2008

Independent Auditors’ Report

To the Stockholders of Desperdicios de Papel del Norte, S.L.:

We have audited the accompanying balance sheets of Desperdicios de Papel del Norte, S.L. (the “Company”) as of December 31, 2006, 2005 and 2004, and the related statements of income for the years then ended, all expressed in euros. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Desperdicios de Papel del Norte, S.L. as of December 31, 2006, 2005 and 2004, and the funds obtained and applied by them and the results of their operations for the years then ended, in conformity with accounting principles generally accepted in Spain.

Accounting principles generally accepted in Spain vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for years ended December 31, 2006, 2005 and 2004, and the determination of stockholders’ equity and financial position as of December 31, 2006, 2005 and 2004 to the extent summarized in Note 20.

PLANCONTROL AUDITORES Y CONSULTORES, S.L.

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20). In the event of a discrepancy, the Spanish-language version prevails.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

BALANCE SHEETS AT 31 DECEMBER 2007 AND 2006 (In euros)

ASSETS	2007	2006	2005	LIABILITIES AND SHAREHOLDERS’ EQUITY	2007	2006	2005
B) FIXED ASSETS	8,092,004.64	7,569,919.74	7,652,871.21	A) SHAREHOLDERS’ EQUITY	11,469,159.52	11,082,142.44	12,761,064.61

I. Start-up expenses	—	—	—	I. Issued capital	3,906,500.00	3,906,500.00	3,906,500.00

II. Intangible assets	988,808.24	1,154,.807.66	1,242,.993.90	III. Revaluation surplus	95,936.49	95,936.49	95,936.49

2. Concessions, patents, licenses, brands and similar assets	348.59	348.59	348.59	IV. Reserves	7,079,705.95	6,485,900.85	7,930,790.45
3. Goodwill	1,718,033.67	1,718,033.67	1,718,033.67	1. Legal reserve	781,300.00	781,300.00	781,300.00
5. Computer software	38,806.01	35,656.01	30,663.78	5. Differences on translation of capital to euros	78.68	78.68	78.68
9. Investments in leased property	1,527,815.82	1,527,815.82	1,415,116.59	6. Other reserves	6,298,327.27	5,704,522.17	7,149,411.77
10. Amortisation	-2,296,195.85	-2,127,046.43	-1,921,168.73	VI. Profit for the year	1,187,017.08	1,293,805.10	1,206,625.55

III. Property, plant and equipment	4,410,079.95	3,759,030.35	3,769,791.54	VII. Interim dividend paid during the year	-800,000.00	-700,000.00	-378,787.88

1. Land and buildings	1,564,048.32	1,510,664.20	—
2. Plant and machinery	12,238,741.05	11,024,855.59	10,530,266.69	C) PROVISIONS FOR LIABILITIES AND CHARGES	—	142,629.50	103,599.33
3. Other fixtures, tools and furniture	572,834.08	550,076.28	521,546.37
4. Advances on fixed assets and assets under construction	184,845.04	49,755.04	5,000	3. Other provisions	—	142,629.50	103,599.33
5. Other property, plant and equipment	2,905,913.12	2,697,513.12	2,467,343.70
7. Depreciation	-13,056,301.66	-12,073,833.88	-11,260,063.70
				D) NON CURRENT LIABILITIES			7,436.53
IV. Long-term investments	2,693,116.45	2,656,081.73	2,640,085.77

1. Investments in group companies	1,346,998.89	1,346,998.89	1,346,998.89	E) CURRENT LIABILITIES	8,577,456.51	6,451,202.28	5,422,655.51
3. Investments in associates	1,133,587.29	1,133,587.29	1,133,587.29
6. Other loans and advances	15,080.00	29,000.00	15,950.00
7. Long-term deposits and guarantees	197,450.27	146,495.55	143,549.59	II. Amounts owed to credit institutions	1,278,708.08	185,171.58	—

				1. Loans and other payables	1,278,708.08	185,171.58	—
D) CURRENT ASSETS	11,954,611.39	10,106,054.48	10,641,884.77
				III. Amounts owed to group companies and associates, current	167,882.14	599,121.01	199,293.72
II. Inventories	626,760.52	571,678.81	529,912.98
				1. Amounts owed to group companies	156,165.01	457,600.36	170,524.78
2. Raw materials and other supplies	96,368.35	98,815.39	77,919.19	2. Amounts owed to associates	11,717.13	141,520.65	28,768.94
4. Finished goods	530,392.17	472,863.42	451,993.79

				IV. Trade payables	6,185,287.08	4,745,221.61	4,489,986.47
III. Accounts receivable	7,897,864.76	7,708,723.72	7,523,710.71
1. Trade receivables	7,160,122.71	7,036,234.87	6,994,774.65	2. Payable for purchases and services	6,185,287.08	4,745,221.61	4,489,986.47
2. Receivable from group companies	711,281.84	629,045.34	450,695.09
3. Receivable from associates	1,071.60	16,526.45	30,761.78	V. Other non-trade payables	945,579.21	921,688.08	733,375.32
4. Sundry receivables	13,471.55	80,701.71	44,504.36	1. Tax payable	327,272.86	437,834.46	393,110.72
6. Tax receivable	197,477.22	149,426.47	164,840.53	3. Other current payables	306,172.26	271,898.44	51,422.35
7. Provisions	-185,560.16	-203,211.12	-161,865.70	4. Accrued wages and salaries	312,134.09	211,955.18	288,842.25
IV. Short-term investments	2,595,065.33	1,183,504.93	640,175.05

5. Short-term investment securities	—	1,009,944.76	—
6. Other loans and advances	2,592,364.28	30,930.67	633,606.06
7. Short-term deposits and guarantees	2,701.05	142,629.50	5,200.00

VI. Cash and cash equivalents	718,651.75	506,055.73	1,812,678.24

VII. Prepayments and accrued income	116,269.03	136,091.29	135,407.79

TOTAL ASSETS	20,046,616.03	17,675,974.22	18,294,755.98

				TOTAL LIABILITIES AND EQUITY	20,046,616.03	17,675,974.22	18,294,755.98

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20). In the event of a discrepancy, the Spanish-language version prevails.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

INCOME STATEMENTS FOR 2007 AND 2006 (In euros)

EXPENSES	2007	2006	2005	INCOME	2007	2006	2005
A) EXPENSES	40,312,965.55	33,448,313.64	29,704,786.13	B) INCOME	41,499,982.63	34,742,118.74	31,017,256.53

Decrease in inventories of finished goods and Work in progress	—	—	105,844.85
				1. Net sales	41,009,922.84	34,197,262.03	30,018,790.25

2. Supplies	25,141,802.70	19,360,050.62	16,321,985.91	a) Sales	33,452,654.14	27,456,904.80	23,967,223.70
				b) Services provided	7,601,179.55	6,823,238.28	6,362,686.97
b) Consumption of raw materials and other consumables	24,113,676.87	18,436,319.86	15,421,917.01	c) Returns and rebates on sales	-43,910.85	-82,881.05	-311,120.42
c) Other external expenses	1,028,125.83	923,730.76	900,068.90	2. Increase in inventories of finished goods and work in progress	57,528.75	20,869.63	—
3. Staff costs	4,983,508.15	4,954,550.16	4,752,437.91
				4. Other operating income	136,193.45	187,469.23	229,450.88
a) Wages, salaries and similar expenses	3,618,708.53	3,678,907.16	3,462,113.98
b) Employee welfare expenses	1,364,799.62	1,275,643.00	1,290,323.93	a) Ancillary and other current operating income	136,193.45	187,469.23	219,383.92
4. Depreciation and amortisation of fixed assets	1,456,067.46	1,336,149.02	1,545,957.59	b) Grants	—	—	10,066.96

5. CHANGE IN CURRENT ASSET PROVISIONS	-10,345.16	43,164.21	41,797.06

b) Change in allowance for and losses on uncollectible receivables	-10,345.16	43,164.21	41,797.06

6. Other operating expenses	7,798,303.09	6,877,881.50	6,326,218.03

a) Outside services	7,759,675.43	6,840,277.60	6,291,381.20
b) Taxes other than income tax	38,513.76	37,444.88	34,763.58
c) Other current operating expenses	113.90	159.02	73.25

				I. OPERATING LOSS	—	—	—

I. OPERATING PROFIT	1,834,308.80	1,833,805.38	1,153,999.78
				6. Income from equity investments in Group companies			378,787.88
7. Interest payable and similar charges	19,897.31	16,557.03	3,122.15
				7. Other interest receivable and similar income	116,529.78	28,962.42	3,595.18
c) For debts to third parties and similar expenses	19,897.31	16,557.03	3,122.15
				c) Other interest income	73,175.65	19,017.66	3,595.18
				d) Gains on investments	43,354.13	9,944.76	—
II. NET FINANCIAL INCOME	96,632.47	12,405.39	379,260.91

				II. NET FINANCIAL LOSS	—	—	—

III. PROFIT ON ORDINARY ACTIVITIES	1,930,941.27	1,846,210.77	1,533,260.69
11. Losses on intangible and tangible fixed assets and securities investments	34,993.60	31,254.57	89,406.59	III. LOSS ON ORDINARY ACTIVITIES	—	—	—
				9. Profit on disposal of intangible and tangible fixed assets and securities investments	10,743.02	23,437.72	21,480.10
13. Extraordinary expenses	262,601.29	102,678.87	113,643.13
				12. Extraordinary income	54,964.95	43,614.72	32,908.10
14. Expenses and losses from prior years	98,928.89	66,384.85	40,240.95
				13. Income and profit from prior years	114,099.84	240,502.99	332,244.14

IV. EXTRAORDINARY PROFIT	—	107,237.14	143,342.67
				IV. EXTRAORDINARY LOSS	216,715.97	—	—

V. PROFIT BEFORE TAXES	1,714,225.30	1,953,447.91	1,676,603.36
				V. LOSS BEFORE TAXES	—	—	—

15. Corporate income tax	527,208.22	659,642.81	469,977.81

VI. PROFIT FOR THE YEAR)	1,187,017.08	1,293,805.10	1,206,625.55
				VI. LOSS FOR THE YEAR	—	—	—

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20). In the event of a discrepancy, the Spanish-language version prevails.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

NOTE 1. COMPANY DESCRIPTION

DESPERDICIOS DE PAPEL DEL NORTE, S.L. was incorporated in Bilbao on 31 March 1980. It is registered in the Mercantile Registry of Vizcaya in Volume 928, Folio 82, Sheet 6,041. Its tax identification number is B-48108096. On 11 October 1996 it changed from a public limited company (S.A.) to a limited liability company (S.L.).

Its registered address is Calle San Juan de la Peña nº 94, Zaragoza.

Its corporate purpose is to:

Recover, classify, process, transform and sell any material from the paper, cardboard, scrap metal, textile, plastic, glass, wood and waste industries capable of being reused, recycled or incinerated; provide services outside its factories to public or private entities, including transport by road in Company-owned vehicles; and provide any complementary private or public services that may be required.

Carry out or supervise waste management activities of any kind involving waste collection, storage, transport, reuse and disposal, and monitor disposal sites after closure.

Provide public hazardous and non-hazardous waste transport services, subject to proper authorization.

The Company may carry out some or all of these activities indirectly, through companies with similar or identical corporate purpose in which it has an ownership interest.

NOTE 2. BASIS OF PRESENTATION OF THE SUMMARY FINANCIAL STATEMENTS

The financial statements are prepared from the Company’s computerised accounting records in accordance with legally established accounting standards, so as to give a true and fair view of the Company’s net assets, financial position and results of operations.

The financial statements for 2007 are pending approval by the General Meeting of Shareholders. The Company’s Board of Directors considers that the financial statements will be ratified without significant changes.

In accordance with section 2 of article 173 of the Consolidated Text of the Public Limited Companies Act, the company has included among the intangible assets in the balance sheet Item 9, “Investments in leased property”, to reflect the significant investments it has made in the leased warehouses in which it carries on its waste recovery business.

Amounts in these financial statements (balance sheet, income statement and notes to the financial statements) are expressed in euros.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

NOTE 3. APPROPRIATION OF PROFIT

The board of directors has recommended to the General Meeting of Shareholders that the profit for 2007 be appropriated as follows:

Item	Thousands of euros
Distributable profits:
Profit (loss) for the year	1,187,017.08

1,187,017.08

Appropriation:
To voluntary reserves	387,017.08
To dividends	800,000.00

Total	1,187,017.08

The total amount allocated to dividends for the year, €800,000.00, was paid out as an interim dividend under a board of directors resolution of 18 December 20072007 and is recorded in the balance sheet under heading A-VII, “Interim dividend paid during the year”, as a deduction from shareholders’ equity.

Below is the cash statement forecast, demonstrating that the Company has sufficient cash to pay the agreed interim dividend. This statement covers a period of one year from the date of the board resolution.

Item	Amount
Cash holdings at the date of the dividend agreement	2,060,465.00
+ Forecasted receipts – forecasted payments over a one-year horizon	1,305,848.00
= Forecasted cash balance after one year	3,366,313.00

Both the interim dividend paid and the dividend distribution provided for in the appropriation of profit for the year meet the requirements and limitations established in the Company’s Articles of Association and applicable law.

NOTE 4. ACCOUNTING POLICIES

The most significant accounting policies used in preparing these financial statements are detailed below:

a)	Start-up expenses-

Start-up expenses are valued at the cost of the goods and services purchased and, in line with the principle of prudent accounting, have been fully depreciated during the year.

b)	Intangible assets-

Intangible assets are valued at cost.

They include any purchased goodwill. Goodwill is amortised systematically within five years.

Intangible assets also include computer software. The rate of amortisation used is 33%.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

In accordance with the rules laid down by the Institute of Accounting and Auditing (ICAC) in its industry-specific adaptations of Spain’s General Chart of Accounts and the response to Consultation No. 3 in ICAC Gazette (BOICAC) No. 44, the Company recognizes the significant investments it has made in the leased warehouses in which it carries on its waste recovery business under the heading “Investments in leased property”. These investments are amortised over the lower of the term of the lease agreement, taking into account any extensions thereof, and the useful life of the asset.

c)	Property, plant and equipment-

Property, plant and equipment is valued at cost.

Repairs that do not extend the assets’ useful life, and maintenance expenses, are expensed as incurred. Costs of renovation, extension or improvement that extend the assets’ useful life are capitalized.

Depreciation is charged at the rates specified in the tables approved by Royal Decree 1777/2004, of

30 July, increased by the amount permitted for tax purposes for used goods, where appropriate. The Company uses the straight line and the reducing balance methods of depreciation.

The average rates used to calculate the depreciation of property, plant and equipment are as follows:

Item	Rate
Buildings	3 and 7%
Plant and machinery	12, 14 and 18%
Other fixtures, tools and furniture	8, 10, 12 and 15%
Other property, plant and equipment	10, 16, 18, 25 and 30%

d)	Marketable securities and other similar investments-

Investments in group companies and associates are valued at historical cost.

The Company calculates the depreciation of investments in group companies and associates based on the realisable value of the investees at year-end, according to the balance sheet for the period or, failing that, the last published balance sheet.

The “Other short-term loans” account includes a term deposit, which is valued at cost, while interest income is recognised as it accrues.

Deposits and guarantees given are valued at the cash amount paid as a guarantee for the fulfilment of an obligation. They are classified as current or non-current according to whether they expire within one year or after one year.

e)	Non-trade receivables and payables -

Receivables for the sale of fixed assets are valued at the assets’ selling price.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

The Company calculates the corresponding provisions based on the risk of non-payment of the amounts owed.

Non-trade payables are recognised in the balance sheet at their maturity value, while payables for the purchase of fixed assets are recognised at their nominal value.

Both payables and receivables are classified as current or non-current according to whether they mature within one year or after one year.

f)	Inventories-

Inventories are valued as follows:

•	Raw Materials: At cost

•	Finished goods:

•	Recovered paper: At the average selling price at source during the last month, reduced by 20% to account for profit margin and direct selling costs.

g)	Trade receivables and payables-

Short-term trade receivables and payables are recognised at their nominal value.

The allowance for uncollectible receivables is calculated based on the uninsured portion of the balance of doubtful accounts at 31 December.

h)	Corporate income tax-

The Company’s corporate income tax expense for 20072007 amounts to €527,208.22. This amount has been calculated by applying a tax rate of 32.5% to the adjusted accounting profit (accounting profit before taxes, plus or minus any permanent differences) and subtracting tax deductions in the amount of €18,475.82, and also taking into account a tax decrease of €50.77 and a tax increase of €4,491.99 and a tax decrease of #18.53 to reflect the adjustment of deferred tax assets and liabilities to the tax rate of 30% at 31 December.

The only exception to the previous paragraph, as in previous years, is the omission of the temporary difference between accounting and tax criteria for the amortisation of goodwill, in line with the ICAC Resolution of 9 October 1997.

i)	Other Group 1 provisions-

Provisions are recorded for expenses incurred during the year or in a previous period, losses or debts, as estimated by the Company on the basis of the data available at 31 December, the nature of which is clearly defined and which at the date of the balance sheet are either likely to be incurred or certain to be incurred but uncertain as to amount or as to the date on which they will arise.

j)	Income and Expenses-

Income and expenses are recognised in the period in which they are earned or incurred, independently of the period in which they are received or paid.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

The Company recognizes only the profits actually realised at year-end, while foreseeable risks and losses, including merely potential losses, are recognized as soon as they become known.

Revenues from sales of goods and services are recorded net of the taxes applicable to such transactions. Discounts included in the invoice are deducted from the transaction amount, except for cash discounts, which are treated as financial expenses.

The cost of purchases of goods or services, including transport and tax expenses but excluding deductible VAT paid, is recognised in the carrying amount of the goods or services purchased.

Discounts granted, after the corresponding invoice is issued or received, in respect of faulty goods, failure to meet delivery terms or for other similar reasons, as well as volume discounts, are recorded separately from the amounts of sales or purchases of goods, or revenues or expenses for services rendered or received.

k)	Environment-

Costs incurred in environmental activities aimed at protecting and improving the environment are recognised as an expense in the year in which they are incurred.

When these costs are associated with the acquisition of new items of property, plant and equipment whose purpose is to protect and improve the environment, they are recognised in the carrying amount of property, plant and equipment.

NOTE 5. START-UP EXPENSES

The changes in the “Start-up expenses” account during 2007 and the balance at year-end are as follows:

Item	Balance at 31/12/06	Movements			Balance at 31/12/07
		Increases	Amortisation	Transfers
Start-up expenses	0.00	19,772.48	19,772.48	0.00	0.00

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

NOTE 6. INTANGIBLE ASSETS

The movements in intangible assets during 2007 and the accumulated amortisation at year-end break down as follows:

a)	Intangible assets-

Item	Balance at 31/12/06	Movements			Balance at 31/12/07
		Increases	Retirements	Transfers
Concessions, patents, licenses, brands and similar assets	348.59	0.00	0.00	0.00	348.59
Goodwill	1,718,033.67	0.00	0.00	0.00	1,718,033.67
Computer software	35,656.01	3,150.00	0.00	0.00	38,806.01
Investments in leased property	1,527,815.82	0.00	0.00	0.00	1,527,815.82

Total	3,281,854.09	3,150.00	0.00	0.00	3,285,004.09

b)	Accumulated amortisation-

Item	Balance at 31/12/06	Movements			Balance at 31/12/07
		Increases	Retirements	Transfers
Concessions, patents, licenses, brands and similar assets	348.59	0.00	0.00	0.00	348.59
Goodwill	1,588,334.14	80,799.98	0.00	0.00	1,669,134.12
Computer software	24,929.20	8,110.00	0.00	0.00	33,039.20
Investments in leased property	432,634.52	112,139.87	0.00	0.00	544,774.39

Total	2,127,046.43	169,149.42	0.00	0.00	2,296,195.85

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

NOTE 7. PROPERTY, PLANT AND EQUIPMENT

7.1.	Breakdown of opening and closing balance and movements-

The movements in property, plant and equipment during 2007 and the accumulated depreciation at year-end are detailed below:

a)	Property, plant and equipment-

Item	Balance at 31/12/06	Movement			Balance at 31/12/07
		Increases	Retirements	Transfers
Land and buildings	1,510,664.20	28,460.00	0.00	24,924.12	1,564,048.32
Plant and machinery	11,024,855.59	988,490.19	165,155.07	390,550.34	12,238,741.05
Other fixtures, tools and furniture	550,076.28	45,285.07	68,077.62	45,550.35	572,834.08
Advances on fixed assets and assets under construction	49,755.04	858,235.41	0.00	-723,145.41	184,845.04
Other property, plant and equipment	2,697,513.12	35,235.48	88,956.08	262,120.60	2,905,913.12

Total	15,832,864.23	1,955,706.15	322,188.77	0.00	17,466,381.61

b)	Accumulated depreciation-

Item	Balance at 31/12/06	Movements			Balance at 31/12/07
		Increases	Retirements	Transfers
Buildings	454,079.99	44,757.82	0.00	0.00	498,837.81
Plant and machinery	8,907,869.06	957,518.80	152,192.70	0.00	9,713,195.16
Other fixtures, tools and furniture	437,105.51	29,745.89	47,388.26	0.00	419,463.14
Other property, plant and equipment	2,274,779.32	235,123.05	85,096.82	0.00	2,424,805.55

Total	12,073,833.88	1,267,145.56	284,677.78	0.00	13,056,301.66

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

Other information-

Investments in property, plant and equipment purchased from group companies and associates, and the associated accumulated depreciation at 31 December 2007, are detailed below:

Item	Investment	Accumulated depreciation
Land and buildings (1992)	68,008.22	57,662.31
Plant and machinery (1992)	259,819.63	259,819.63
Plant and machinery (2005)	122,160.38	70,942.29
Plant and machinery (2006)	3,725.00	1,859.08
Plant and machinery (2007)	11,175.94	1,654.07
Other fixtures, tools and furniture (1992)	59,931.36	59,931.36
Other property, plant and equipment (1992)	82,939.67	82,939.67
Other property, plant and equipment (2005)	2,850.00	2,810.00

Total	610,610.20	537,618.41

At year-end 2007, fully depreciated property, plant and equipment in service amounted to €7,097,318.02. Details are given below:

Item	Amount
Buildings	7,559.91
Plant and machinery	5,105,422.00
Other fixtures, tools and furniture	292,272.59
Other property, plant and equipment	1,692,063.52

It is the Company’s policy to purchase such insurance cover as is necessary to protect against the risks to which its property, plant and equipment is exposed.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

NOTE 8. INVESTMENTS

8.1. Balance and movements

The opening and closing balance and the movements in long and short-term investments during 2007 are as follows:

a)	Long-term investments-

Item	Balance at 31/12/06	Movements			Balance at 31/12/07
		Increases	Retirements	Transfers
Investments in group companies	1,346,998.89	0.00	0.00	0.00	1,346,998.89
Investments in associates	1,133,587.29	0.00	0.00	0.00	1,133,587.29
Other loans and advances	29,000.00	0.00	0.00	-13,920.00	15,080.00
Long-term deposits and guarantees given	146,495.55	69,420.29	18,465.57	0.00	197,450.27

Total	2,656,081.73	69,420.29	18,465.57	-13,920.00	2,693,116.45

b)	Short-term investments-

Item	Balance at 31/12/06	Movements			Balance at 31/12/07
		Increases	Retirements	Transfers
Loans to group companies	0.00	1,160.00	1,160.00	0.00	0.00
Short-term securities portfolio	1,009,944.76	1,350,000.00	2,359,944.76	0.00	0.00
Other loans and advances	0.00	64,579.91	0.00	0.00	64,579.91
Other loans (loans for sale of fixed assets)	30,930.67	12,841.91	43,282.84	13,920.00	14,409.74
Other loans (short-term interest)	0.00	13,374.63	0.00	0.00	13,374.63
Other loans (short-term deposits)	0.00	3,300,000.00	800,000.00	0.00	2,500,000.00
Short-term deposits and guarantees given	142,629.50	2,701.05	142,629.50	0.00	2,701.05

Total	1,183,504.93	4,744,657.50	3,347,017.10	13,920.00	2,595,065.33

8.2. Information about group companies and associates-

Investments in group companies and associates: for commercial reasons, it is considered that disclosure of this information in these notes may seriously damage the Company’s interests. Therefore, in accordance with article 200, 2ª of the Implementing Regulations of the Public Limited Company Act, this information is omitted.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

8.3. Other information-

At year-end, “Other loans and advances”, non-current, totalled €15,080.00. This amount corresponds entirely to credit extended upon disposal of fixed assets. The loans have the following maturities:

	Maturity
	2009	2010
Other loans and advances	13,920.00	1,160.00

Interest accrued but not yet received at year-end amounted to €13,374.63.

One loan for the disposal of fixed assets in the initial amount of €55,680.00 has been granted under a purchase and sale agreement by instalments, with a retention of title clause until the full amount agreed upon is received.

The average return on the short-term deposits was 4.2%.

Long-term deposits and guarantees have no fixed maturity date.

NOTE 9. INVENTORIES

The “Inventories” account breaks down as follows:

Item	Amount
Raw materials and other supplies	96,368.35
Finished goods	530,392.17

Total	626,760.52

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

NOTE 10. SHAREHOLDERS’ EQUITY

10.1. Balance and movements

The opening and closing balance and the movements in shareholders’ equity break down as follows:

Item	Balance at 31/12/06	Movements			Balance at 31/12/07
		Increases	Decreases	Transfers
Capital	3,906,500.00	0.00	0.00	0.00	3,906,500.00
Revaluation reserve	95,936.49	0.00	0.00	0.00	95,936.49
Legal reserve	781,300.00	0.00	0.00	0.00	781,300.00
Reserve under regional law 1/95	1,242,918.00	0.00	0.00	0.00	1,242,918.00
Voluntary reserves	4,461,603.38	0.00	0.00	593,805.10	5,055,408.48
Differences on translation of capital to euros	78.68	0.00	0.00	0.00	78.68
Profit or loss	1,293,805.10	1,187,017.08	0.00	-1,293,805.10	1,187,017.08
Interim dividend paid during the year	-700,000.00	-800,000.00	0.00	700,000.00	-800,000.00

Total	11,082,142.44	387,017.08	0.00	0.00	11,469,159.52

10.2. Other information-

The Company’s capital amounts to €3,906,500.00, divided into 130,000 indivisible and aggregable participation units numbered 1 to 130,000 inclusive, with a par value of €30.05 per unit. All units are issued and fully paid.

The capital is owned directly by two companies. One owns 66% and the other, 34%.

According to regional law 1/95, the Reserve for Productive Investments is non-distributable and may only be used, after 5 years, to offset losses or to increase capital. Therefore, given the time elapsed, the total balance of the Reserve for Productive Investments at 31 December 2007 may be used to offset losses or increase capital.

NOTE 11. OTHER GROUP 1 PROVISIONS

11.1. Balance and movements

The balance at year-end and changes during the year are as follows:

Provision	Balance at 31/12/06	Provision recorded	Provision used	Excess	Balance at 31/12/07
Provision for liabilities	142,629.50	0.00	110,968.51	31,660.99	0.00

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

12.1. Other information-

The provision for liabilities recorded in previous years was used in 2007.

NOTE 12. NON-TRADE PAYABLES

12.1. Breakdown

Item E.III.1 on the liabilities side of the balance sheet, amounting to €156,165.01, reflects amounts owed for purchases and services received from group companies, without there being any loan or interest payable.

Item E.III.2 on the liabilities side of the balance sheet, amounting to €11,717.13, reflects amounts owed for purchases from associates, without there being any loan or interest payable.

Item E.V.3 on the liabilities side of the balance sheet, amounting to €306,172.26, reflects short-term debts to suppliers of fixed assets.

12.2. Other information-

At 31 December 2007 the amount of credit granted by banks was equal to the amount of credit drawn, namely €1,278,708.08.

At 31 December 2007 the Company had no debts secured by collateral.

NOTE 13. TAX MATTERS

13.1. A reconciliation of accounting profit for 2007 to taxable income is provided below:

Item	Increases	Decreases	Amount
Accounting profit for the year			1,187,017.08
Corporate income tax	527,208.22	0.00	+527,208.22
Permanent differences	15,972.63	0.00	+15,972.63
Temporary differences:	23,304.37	40,622.40	-17,318.03
a) Arising in the current year	7,111.80	37,002.13
b) Arising in prior years	16,192.57	3,620.27
Taxable income			1,712,879.90

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

13.2. Other information-

On 31 December 1996 a merger agreement was signed between Desperdicios de Papel del Norte, S.L. as acquirer and PAZASA, S.A. as acquiree.

For accounting purposes the merger date, and the date from which the acquiree was understood to be operated by the acquirer, was 1 January 1997. Information about the merger is disclosed in the notes to the financial statements for 1997, as required under article 93 of Royal Decree-Law 4/2004, of 5 March, enacting the Consolidated Text of the Corporate Tax Act.

On 19 June 2001 a merger agreement was signed between Desperdicios de Papel del Norte, S.L. as acquirer and Almacenes Loas, S.A. as acquiree.

For accounting purposes the merger date, and the date from which the acquiree was understood to be operated by the acquirer, was 1 January 2001. Information about the merger is disclosed in the notes to the financial statements for 2001, as required under article 93 of Royal Decree-Law 4/2004, of 5 March, enacting the Consolidated Text of the Corporate Tax Act.

On 2 June 2003 a merger agreement was signed between Desperdicios de Papel del Norte, S.L. as acquirer and Reciclajes P.M.G., S.L. as acquiree.

For accounting purposes the merger date, and the date from which the acquiree was understood to be operated by the acquirer, was 1 January 2003. Information about the merger is disclosed in the notes to the financial statements for 2003, as required under article 93 of Royal Decree-Law 4/2004, of 5 March, enacting the Consolidated Text of the Corporate Tax Act.

All the Company’s tax returns that have not been inspected and for which the statutory time limit for tax assessments has not expired remain open to inspection by the tax authorities.

Under current tax law, tax returns cannot be considered definitive until they have been verified by the tax authorities or the statutory limit for assessments has expired.

In the opinion of the Company’s management, inspections of the years liable to audit are unlikely to give rise to any material contingencies.

The corporate income tax expense recorded in the financial statements for 2007 is €527,208.22. This amount has been calculated by applying a tax rate of 32.5% to the adjusted accounting profit (accounting profit before taxes, plus or minus any permanent differences) and subtracting tax deductions in the amount of €18,475.82, and also taking into account a tax decrease of €50.77 and a tax increase of €4,491.99 and a tax decrease of €18.53 to reflect the adjustment of deferred tax assets and liabilities to the tax rate of 30% at 31 December.

The only exception to the previous paragraph, as in previous years, is the omission of the temporary difference between accounting and tax criteria for the amortisation of goodwill, in line with the ICAC Resolution of 9 October 1997.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

The movements in deferred income tax assets during 2007 are shown below:

Item	Amount
Pending recovery at the start of the year	1,417.40
Deferred tax assets recognised in 2007	2,313.39
Deferred tax assets from previous years recovered in 2007	-996.74
Adjustment of deferred tax assets to account for change in tax rate	-18.53
Pending recovery at the end of the year	2,715.52

The movements in deferred tax liabilities during 2007 are shown below:

Item	Amount
Pending settlement at the start of the year	60,743.56
Deferred tax liabilities recognised in 2007	0.00
Deferred tax liabilities from previous years settled in 2007	-5,262.59
Adjustment of deferred tax liabilities to account for change in tax rate	-4,491.99
Pending settlement at the end of the year	50,988.98

In 2007 the Company claimed tax deductions from total corporate income tax due amounting to €18,475.82, which breaks down as follows:

Item	Amount
Training expenses	1,344.41
Environment	10,894.29
Disabled	4,947.96

Reinvestment (Law 24/2001 of 27 December)	1,289.16

Total	18,475.82

The Company has no unused corporate income tax incentives.

The Company has no unused tax losses from previous years.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

As of year-end the Company had paid €454,857.67 in corporate income tax through interim payments and withholdings.

Reinvestment of extraordinary profit at 31 December 2007 (Art. 21, Corp. Tax Act): The Company has claimed the deduction for reinvestment of extraordinary profit for 2007. In accordance with article 42.10 of Royal Decree-Law 4/2004 of 5 March, enacting the Consolidated Text of the Corporate Tax Act, the date and amount of the deduction for reinvestment are as shown below:

Year in which the gain arose	Income eligible for deduction	Date on which the gain was reinvested
2007	10,743.02	2007

The Company claimed a deduction for reinvestment of extraordinary profit for 2005. In accordance with article 42.10 of Royal Decree-Law 4/2004 of 5 March, enacting the Consolidated Text of the Corporate Tax Act, the date and amount of the deduction for reinvestment are as shown below:

Year in which the gain arose	Income eligible for deduction	Date on which the gain was reinvested
2006	23,437.72	2006

The Company claimed a deduction for reinvestment of extraordinary profit for 2005. In accordance with article 42.10 of Royal Decree-Law 4/2004 of 5 March, enacting the Consolidated Text of the Corporate Tax Act, the date and amount of the deduction for reinvestment are as shown below:

Year in which the gain arose	Income eligible for deduction	Date on which the gain was reinvested
2005	11,529.10	2005

In accordance with the ICAC Resolution of 9 October 1997 and based on the principle of prudent valuation, the Company:

•

has not recognised at 31 December 2007 deferred income tax assets in the amount of €197,449.04 (30% of €658,163.45) due to the temporary difference between accounting and tax criteria for the amortisation of goodwill. The origin of this amount is as follows:

•

the Company did not recognise in previous years deferred income tax assets arising in the years to 2005 in the cumulative amount of €245,093.55 (35% of €700,267.28) due to the temporary difference between accounting and tax criteria for the amortisation of goodwill.

•

the Company did not recognise in 2006 deferred income tax assets arising in 2006 in the amount of €1,785.60 (35% of €5,101.70) due to the temporary difference between accounting and tax criteria for the amortisation of goodwill.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

•

the Company has not recognised deferred income tax assets arising in 2007 in the amount of €12,025.69 (32.5% of €37,002.13) due to the decrease in the temporary difference between accounting and tax criteria for the amortisation of goodwill.

•	adjustment of deferred income tax assets at 31 December 2006 in the amount of €17,379.14 (2.5% of €695,165.58) due to the change in the tax rate.

•	adjustment of deferred income tax assets at 31 December 2007 in the amount of €16,454.08 (2.5% of €658,163.45) due to the change in the tax rate.

NOTE 14. GUARANTEES ISSUED ON BEHALF OF THIRD PARTIES AND OTHER CONTINGENT LIABILITIES

As of 31 December 2007, the Company has not issued any guarantees to official bodies or raw materials suppliers on behalf of third parties.

NOTE 15. INCOME AND EXPENSES

15.1. Breakdown

Item 2.b on the debit side of the income statement, “Consumption of raw materials and other consumables”, breaks down as follows:

Item	Amount
Purchases of raw materials and other consumables	24,111,229.83
Returns of purchased goods and similar transactions	2,447.04

Total	24,113,676.87

Item 3.b on the debit side of the income statement, “Employee welfare expenses”, breaks down as follows:

Amount
Social security paid by the Company	1,163,024.55
Contributions to complementary pension systems	3,789.33
Other employee welfare expenses	197,985.74

Total	1,364,799.62

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

Item 5.b on the debit side of the income statement, “Change in allowance for and losses on uncollectible receivables”, breaks down as follows:

Item	Amount
Losses on uncollectible trade receivables	140.30
Change in allowance for uncollectible receivables	-10,485.46

Total	-10,345.16

15.2. Other information-

Details of transactions with group companies and associates during 2007 are given below:

Item	Group companies	Associates
Purchases, returns of purchased goods and rebates	1,065,350.17	379,919.62
Sales, returns of goods sold and rebates	13,647,900.01	18,848.27
Services provided	153,838.00	648.40
Services received	664,631.05	0.00
Interim dividends distributed	528,000.00	0.00

Details of the distribution of the Company’s net sales by business line and geographical market are omitted in these notes to the financial statements as disclosure would seriously harm the Company’s business interests.

The average number of employees during 2007, by job category, was as follows:

Job category	Avge no. of employees
	Men	Women	Total
Senior managers	1.00	0.00	1.00
Technical staff	9.00	5.00	14.00
Administrative staff	5.00	11.00	16.00
Labourers	126.00	9.00	135.00

Total	141.00	25.00	166.00

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

The fees invoiced to Desperdicios de Papel del Norte, S.L. during 20072007 for the auditing of the financial statements amounted to €12,970.00.

The extraordinary expenses relate mainly to a strike at one of the Company’s plants and accidents that occurred during the year.

Expenses and losses from previous years relate mainly to rectifications and adjustments for differences in forecasts.

Extraordinary income relates mainly to insurance compensation.

Income and profit from previous years relate mainly to adjustments for differences in forecasts, account corrections and the excess of the provision for liabilities.

NOTE 16. ENVIRONMENTAL INFORMATION

Environmental assets and associated accumulated depreciation at 31 December 20072007 are as follows:

Item	Investment at 31.12.07	Accumulated depreciation at 31.12.07
Transport equipment	1,343,983.26	951,274.79

Expenses incurred in the year for the purpose of protecting and improving the environment are detailed below.

Item	Amount
Environmental services	9,148.00

The Company has no revenues or liabilities deriving from environmental activities.

NOTE 17. OTHER INFORMATION

The Company is exempt from the requirement to prepare consolidated financial statements, as it satisfies the conditions established in article 9 of Royal Decree 1815/91, of 20 December. The Company belongs to the ARAGOCIAS, S.A. group, whose registered address is in Zaragoza.

The Company has not paid any amounts to directors in the form of salaries, fees or other remuneration.

It has not granted any advances or loans to directors.

The Company has no pension or life insurance obligations towards its directors.

The present value of the Company’s obligations to its employees is covered by an insurance policy.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

NOTE 18. POST-BALANCE SHEET EVENTS

•

On 10 December 2007 the General Meeting of Shareholders agreed a merger between Desperdicios de Papel del Norte, S.L. as acquirer and Papeles Nervión, S.L. as acquiree on the terms set out in the merger plan dated 12 November 2007.

•	For accounting purposes, Papeles Nervión, S.L. is to be understood to have been operated by Desperdicios de Papel del Norte, S.L. is 1 January 2008.

•

The abovementioned General Meeting of Shareholders also agreed to increase the capital of Desperdicios de Papel del Norte, S.L. by €965,296.15 by creating 32,123 new participation units with a par value of €30.05 each, at a premium of €140.07 per participation unit.

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

NOTE 19. CASH FLOW STATEMENT

Applications	2007	2006	2005
2. Start-up expenses	19,772.48	15,526.00	71,189.72
3. Purchases of fixed assets	2,028,276.43	1,362,997.53	899,159.35
a) Intangible assets	3,150.00	117,691.46	38,542.08
b) Property, plant and equipment	1,955,706.14	1,210,355.04	842,221.55
c) Non-current investments	69,420.29	34,951.03	18,395.72
c3) Other investments	69,420.29	34,951.03	18,395.72
6. Dividends	800,000.00	2,972,727.27	378,787.88
7. Redemption or reclassification of debt from long-term to short-term	0.00	7,436.53	7,218.75
e) Owed to fixed asset suppliers and others	0.00	7,436.53	7,218.75
8. Provisions for liabilities and charges	110,968.51	0.00

Total Applications	2,959,017.42	4,358,687.33	1,356,355.70

Excess of sources over applications (increase in working capital)	0.00	0.00	1,685,104.59

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

Sources	2007	2006	2005
1. Cash provided by operating activities	2,635,674.13	2,681,671.14	2,873,202.03
4. Long term debts	—	—	—
Received from other companies	—	—	7,436.53
5. Disposal of fixed assets	13,260.41	98,284.06	91,354.80
b) Property, plant and equipment	13,260.41	98,284.06	74,231.01
c) Long term investments	—	—	17,231.79
d) Other investments	—	—	17,231.79
7. Early redemption or reclassification of investments from long-term to short-term	32,385.56	14,355.07	18,560.00
c) Other investments	32,385.56	14,355.07	18,569.00

8. Transfer of current liabilities to the provision for liabilities and charges	—	—	50,906.93

Total sources	2,681,320.10	2,794,310.27	3,041,460.29

Excess of applications over sources (Decrease in working capital)	277,697.32	1,564,377.06	—

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

Change in working capital	2007		2006		2005
	Increases	Decreases	Increases	Decreases	Increases	Decreases
2. Inventories	55,081.71	0.00	41,765.83	0.00	0.00	114,703
3. Accounts receivable	189,141.04	0.00	185,013.01	0.00	1,193,494.19	0.00
4. Accounts payable	0.00	2,126,254.23	0.00	1,028,546.77	0.00	825,524.08
5. Short-term investments	1,411,560.40	0.00	543,329.88	0.00	571,806.63	0.00
7. Cash and cash equivalents	212,596.02	0.00	0.00	1,306,622.51	856,630.63	0.00
8. Accrual accounts	0.00	19,822.26	683.50	0.00	3,399.74	0.00

Total	1,868,379.17	2,146,076.49	770,792.22	2,335,169.28	2,625,331.19	940,226.60

Change	0.00	277,697.32	0.00	1,564,377.06	1,685,104.59	0.00

Item	Amount
+ Accounting profit for 2007	+	1,187,017.08
+ Provision for amortisation of start-up expenses	+	19,772.48
+ Provision for amortisation of intangible assets	+	169,149.42
+ Provision for depreciation of property, plant and equipment	+	1,267,145.56
+ Loss on disposal of tangible fixed assets	+	34,993.60
– Excess of provision for liabilities and charges	–	31,660.99
– Gain on disposal of fixed assets	–	10,743.02

– Cash generated from operations	–	2,635,674.13

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

NOTE 20. NET INCOME AND SHAREHOLDERS EQUITY RECONCILIATION TO US GAAS AND US CASH FLOW STATEMENT

COMPANY	DESPERDICIOS DE PAPEL DEL NORTE S.L
EUROS			NET INCOME			SHAREHOLDERS EQUITY
			YEAR ENDED			YEAR ENDED
			12/31/2007	12/31/2006	12/31/2005	12/31/2007	12/31/2006	12/31/2005
NET INCOME AS SHOWN IN THE FINANCIAL STATEMENTS			1,187,018	1,293,805	1,206,626	11,469,160	11,082,142	12,761,065

ITEMS HAVING EFFECT OF INCREASING REPORTED INCOME
GOODWILL AMORTIZATION	(a	)	80,800	80,800	140,841	80,800	80,800	140,841
PRIOR YEAR	(a	)				608,788	527,988	387,147

NET INCOME ACCORDING TO US GAAP			1,267,818	1,374,605	1,347,467	12,158,748	11,690,930	13,289,053

(a)	Under Spanish GAAP, the Company amortized the Goodwill in five years

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIOD ENDED 31 DECEMBER 2007, 2006 AND 2005

(In thousands Euros)

	FOR THE 12 MONTHS
	12/31/2007	12/31/2006	12/31/2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	1,267,818	1,374,605	1,347,467
Adjustments to reconcile net earnings to net cash provided by operating activities:
insurance proceeds-boiler
Loss on sales of marketable securities
Depreciation of property, plant and equipment	1,267,146	1,034,215	1,083,832
Amortization of other assets	88,349	205,878	250,094
(Gain) loss on sale of property, plant and equipment	24,251	7,817	67,927
Advances to & investments in subsidiaries
Equity in net earnings
Deferred income taxes		0	0
Changes in assets and liabilities excluding the effects of acquisitions:
Decrease/(increase) in marketable securities	0	0	0
Decrease/(increase) in accounts receivable	-189,141	-185,013	-1,193,494
Decrease/(increase) in inventories	-55,082	-41,766	114,703
Decrease/(increase) in other current assets	-1,411,560	-543,330	-571,807
Decrease/(increase) in intercompany activities-us		0	0
Decrease/(increase) in other assets
Decrease/(increase) in Goodwill/Step Up for Additional purchase price		0	0
Increase/(decrease) in accounts payable and accrued expenses	2,126,254	1,028,547	825,524
Increase/(decrease) in other liabilities	19,822	-683	-3,400

Net cash provided by operating activities	3,137,857	2,880,270	1,920,846

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of PPE	13,260	98,284	74,231
Proceeds from sale of marketable securities	32,386	14,355	35,684
Business acquisitions net of cash acquired		0	0
Capital expenditures	-2,240,327	-1,291,854	-776,947
FINANCIAL INVESTMENTS	69,420	-34,951	-18,396
Proceeds from sale of property, plant and equipment	0
DIVIDENDS	-800,000	-2,972,727	-378,788
Decrease/(increase) in restricted cash

Net cash used in investing activities	-2,925,261	-4,186,893	-1,064,216

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt
Proceeds from long-term debt		0	0
Deferred Financing Fees
Purchase of treasury stock

Net cash used in financing activities	0	0	0

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	212,596	-1,306,623	856,630
CASH AND CASH EQUIVALENTS, beginning of period	506,056	1,812,678	956,048

CASH AND CASH EQUIVALENTS, end of period	718,652	506,055	1,812,678

DESPERDICIOS DE PAPEL DEL NORTE, S.L.

Notes to the financial statements

31 December 2007

21. EXPLANATION ADDED FOR TRANSLATION TO ENGLISH

These financial statements are presented on the basis of accounting principles generally accepted in Spain. Certain accounting practices applied by the Company that conform with generally accepted accounting principles in Spain may not conform with generally accepted accounting principles in other countries.